RumbleOn, Inc.

6.75% Convertible Senior Notes due 2024
Purchase Agreement

May 9, 2019

JMP Securities LLC
As Initial Purchaser
600 Montgomery Street, Suite 1100
San Francisco, CA 94111

Ladies and Gentlemen:
RumbleOn, Inc., a Nevada corporation (the “Company”), proposes to issue and sell to the initial purchaser (the “Initial Purchaser”) $30,000,000 aggregate principal amount of its 6.75% Convertible Senior Notes due 2024 (the “Securities”). The Securities will be convertible into cash, shares (the “Underlying Securities”) of Class B common stock of the Company, par value $0.001 per share (the “Common Stock”), or a combination thereof, at the Company’s election. The Securities will be issued pursuant to an Indenture, to be dated as of May 14, 2019 (the “Indenture”), between the Company and Wilmington Trust, N.A., as trustee (the “Trustee”).

The holders of the Securities will be entitled to the benefits of a registration rights agreement, to be dated as of the Closing Date (as defined below) and substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), between the Company and the Initial Purchaser, pursuant to which the Company will agree to file one or more registration statements with the Commission (as defined below) providing for the registration under the Securities Act (as defined below) of the resale of the Securities and the Underlying Securities. This Agreement, the Registration Rights Agreement and the Indenture are referred to herein as the “Transaction Documents.”

The Company hereby confirms its agreement with the Initial Purchaser concerning the purchase and sale of the Securities, as follows:

1. Offering Memorandum and Transaction Information. The Securities will be sold to the Initial Purchaser without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated May 9, 2019 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchaser pursuant to the terms of this purchase agreement (this “Agreement”). The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchaser in the manner contemplated by this Agreement. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein and any reference to “amend,” “amendment” or “supplement” with respect to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to refer to and include any documents filed after such date and incorporated by reference therein.

At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto.

2.
Purchase and Resale of the Securities.

(a) The Company agrees to issue and sell the Securities to the Initial Purchaser as provided in this Agreement, and the Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees to purchase from the Company the aggregate principal amount of Securities set forth in Schedule 1 hereto at a price equal to 93% of the principal amount thereof (the “Purchase Price”). The offering and sale of the Securities is hereinafter referred to as the “Offering.”

(b) The Company understands that the Initial Purchaser intends to offer the Securities for resale on the terms set forth in the Time of Sale Information. Initial Purchaser represents, warrants and agrees that:
(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering, except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(c) Initial Purchaser acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Initial Purchaser pursuant to Sections 6(f) and 6(g), counsels for the Company and counsel for the Initial Purchaser, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchaser, and compliance by the Initial Purchaser with its agreements, contained in paragraph (c) above, and the Initial Purchaser hereby consents to such reliance.

(d) The Company acknowledges and agrees that the Initial Purchaser may offer and sell Securities to or through any affiliate of the Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through the Initial Purchaser.

(e) Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company at the offices of McGuireWoods LLP, 1251 Avenue of the Americas, 20th Floor, New York, New York 10020 at 10:00 A.M. New York City time on May 14, 2019, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Initial Purchaser and the Company may agree upon in writing. The time and date of such payment for the Securities is referred to herein as the “Closing Date.”

Payment for the Securities to be purchased on the Closing Date shall be made against delivery to the nominee of The Depository Trust Company (“DTC”), for the accounts of the Initial Purchaser of the Securities to be purchased on such date of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company. The Global Note will be made available for inspection by the Initial Purchaser at the office of JMP Securities LLC set forth above not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

(f) The Company acknowledges and agrees that the Initial Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Initial Purchaser is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchaser shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchaser of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchaser and shall not be on behalf of the Company.

3. Representations and Warranties of the Company. The Company represents and warrants to the Initial Purchaser that:

(a) Preliminary Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in any Preliminary Offering Memorandum, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in Section 7(b).

(b) Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in such Time of Sale Information, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in Section 7(b) (the “Initial Purchaser Information”). No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Offering Memorandum has been omitted therefrom.

(c) Additional Written Communications. Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company (including its agents and representatives, other than the Initial Purchaser in its capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (iv) each electronic road show and any other written communications approved in writing in advance by the Initial Purchaser. Each such Issuer Written Communication does not conflict with the information contained in the Time of Sale Information, and when taken together with the Time of Sale Information, did not, and at the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in such Issuer Written Communication, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the Initial Purchaser Information.

(d) Offering Memorandum. As of the date of the Offering Memorandum and as of the Closing Date, the Offering Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the Initial Purchaser Information.

(e) Incorporated Documents. The documents incorporated by reference in the Offering Memorandum or the Time of Sale Information, when they were filed with the Commission conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) and such documents did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Distribution of Offering Material by the Company. The Company and its affiliates have not distributed and will not distribute, prior to the completion of the Initial Purchaser’s distribution of the Securities, any written offering material in connection with the offering and sale of the Securities other than the Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum.

(g) Authorization of the Transaction Documents. The Transaction Documents have been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(h) Authorization of the Securities. The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Securities. The Securities have been duly authorized and, at the Closing Date, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the Purchase Price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(i) Authorization of the Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into cash, shares of the Underlying Securities or a combination thereof, in accordance the terms of the Securities and the Indenture; the Underlying Securities (assuming physical settlement and the maximum conversion rate under any “make-whole” adjustment applies) reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and non assessable, no holder of the Underlying Securities will be subject to personal liability by reason of being such a holder and the issuance of the Underlying Securities will not be subject to any preemptive right, right of first refusal or other similar rights of any securityholder of the Company or any other person.

(j) Description of Securities. The Securities and Indenture conform in all material respects to the description thereof contained in the sections of the Time of Sale Information and the Offering Memorandum titled “Description of notes.”

(k) Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Information, as of the Time of Sale, and the Offering Memorandum, as of its date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(l) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(m) No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchaser, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.

(n) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchaser contained in Section 2(b) and its compliance with its agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchaser and the offer, resale and delivery of the Securities by the Initial Purchaser in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the offer, issue and sale of the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(o) Regulations. The disclosures in the Preliminary Offering Memorandum and the Offering Memorandum concerning the effects of federal, state, local and all foreign regulation on the Offering and the Company’s business as currently contemplated are correct in all material respects and no other such regulations are required to be disclosed in the Preliminary Offering Memorandum and the Offering Memorandum which are not so disclosed.

(p) No Material Adverse Change. Since the respective dates as of which information is given in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, except as otherwise specifically stated therein: (i) there has been no material adverse change in the financial position or results of operations of the Company, nor any change or development that, singularly or in the aggregate, would involve a material adverse change or a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, business, assets or prospects of the Company (a “Material Adverse Change”); (ii) there have been no material transactions entered into by the Company, other than as contemplated pursuant to this Agreement; and (iii) no officer or director of the Company has resigned from any position with the Company.

(q) Recent Securities Transactions, etc. Subsequent to the respective dates as of which information is given in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, and except as may otherwise be indicated or contemplated herein or disclosed in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, the Company has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

(r) Independent Accountants. Scharf Pera & Co., PLCC (the “Auditor”), whose report is filed with the Commission as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, is an independent registered public accounting firm as required by the Securities Act and the Public Company Accounting Oversight Board. The Auditor has not, during the periods covered by the financial statements included or incorporated by reference in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, provided to the Company any non-audit services, as such term is used in Section 10A(g) of the Exchange Act, except as disclosed in the Company’s proxy statement filed with the Commission on April 19, 2019.

(s) Financial Statements, etc. The financial statements, including the notes thereto and supporting schedules, included or incorporated by reference in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum, fairly present the financial position and the results of operations of the Company at the dates and for the periods to which they apply; and such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), consistently applied throughout the periods involved (provided that unaudited interim financial statements are subject to year-end audit adjustments that are not expected to be material in the aggregate and do not contain all footnotes required by GAAP). All disclosures contained in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission), if any, comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. Each of the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum discloses all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses. Except as disclosed or incorporated by reference in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, (a) the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock, (c) there has not been any change in the capital stock of the Company, or, other than in the course of business, any grants under any stock compensation plan, and (d) there has not been any material adverse change in the Company’s long-term or short-term debt.

(t) Authorized Capital, etc. The Company had, at the date or dates indicated in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, the duly authorized, issued and outstanding capitalization as set forth therein. Based on the assumptions stated in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, the Company will have on the Closing Date the adjusted stock capitalization set forth therein. Except as set forth in, or contemplated by, the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, at the Time of Sale and on the Closing Date, there will be no stock options, warrants, or other rights to purchase or otherwise acquire any authorized, but unissued shares of the Company’s Class A Common Stock, $0.001 per share (the “Class A Common Stock”) or the Class B Common Stock, $0.001 per share (the “Class B Common Stock”), or any security convertible or exercisable into shares of Class A Common Stock or Class B Common Stock, or any contracts or commitments to issue or sell shares of Class A Common Stock, Class B Common Stock or any such options, warrants, rights or convertible securities.

(u) Outstanding Securities. All issued and outstanding securities of the Company issued prior to the transactions contemplated by this Agreement have been duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto, and are not subject to personal liability by reason of being such holders; and none of such securities were issued in violation of the preemptive rights of any holders of any security of the Company or similar contractual rights granted by the Company. The Underlying Securities conform in all material respects to all statements relating thereto contained in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum. The offers and sales of the outstanding shares of Class A Common Stock and Class B Common Stock were at all relevant times either registered under the Securities Act and the applicable state securities or “blue sky” laws or, based in part on the representations and warranties of the purchasers of such shares of Class A Common Stock and Class B Common Stock, exempt from such registration requirements.

(v) Registration Rights of Third Parties. Except as set forth in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, no holders of any securities of the Company or any rights exercisable for or convertible or exchangeable into securities of the Company have the right to require the Company to (i) register the sale or resale of any such securities of the Company under the Securities Act (other than pursuant to the Registration Rights Agreement), (ii) include any such securities in a registration statement to be filed by the Company (including any registration statement required to be filed pursuant to the Registration Rights Agreement, other than the holders of the Securities) or (iii) register the resale of any securities of the Company held by such persons, or that such persons may acquire upon the exercise or conversion of any other securities of the Company or pursuant to the prospectus as part of the Concurrent Common Stock Offering.

(w) Validity and Binding Effect of Agreement. This Agreement has been duly and validly authorized by the Company, and, when duly executed and delivered in accordance with its terms by the Initial Purchaser, will constitute, the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(x) No Conflicts, etc. The execution, delivery and performance by the Company of the Transaction Documents, the consummation by the Company of the transactions herein and therein contemplated and the compliance by the Company with the terms hereof and thereof do not and will not, with or without the giving of notice or the lapse of time or both: (i) result in a material breach of, or conflict with any of the terms and provisions of, or constitute a material default under, or result in the creation, modification, termination or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any agreement or instrument to which the Company is a party; (ii) result in any violation of the provisions of the Company’s Articles of Incorporation (as the same may be amended or restated from time to time, the “Charter”) or the Company’s bylaws (the “Bylaws”); or (iii) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its assets or businesses (each, a “Governmental Entity”) as of the date hereof.

(y) No Defaults; Violations. No material default exists in the due performance and observance of any term, covenant or condition of any material license, contract, indenture, mortgage, deed of trust, note, loan or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other material agreement or instrument to which the Company is a party or by which the Company may be bound or to which any of the properties or assets of the Company is subject. The Company is not in violation of any term or provision of its Charter or Bylaws, or in violation of any franchise, license, permit, applicable law, rule, regulation, judgment or decree of any Governmental Entity.

(z) Corporate Power; Licenses; Consents.

(i) Conduct of Business. The Company has all requisite corporate power and authority, and has all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies that it needs as of the date hereof to conduct its business purpose as described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum.

(ii) Transactions Contemplated Herein. The Company has all corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out the provisions and conditions hereof and thereof, and all consents, authorizations, approvals and orders required in connection therewith have been obtained. No consent, authorization or order of, and no filing with, any court, Governmental Entity or other body is required for the valid issuance, sale and delivery of the Securities and the consummation of the transactions and agreements contemplated by this Agreement and the other Transaction Documents and as contemplated by the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, except with respect to applicable federal and state securities laws.

(aa) Directors, Officers and Principal Shareholders. To the Company’s knowledge, all information concerning the Company’s directors, officers and principal shareholders as described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, as well as in the Lock-Up Agreement (as defined in Section 3(ii)), is true and correct in all material respects and the Company has not become aware of any information which would cause such information to become materially inaccurate and incorrect.

(bb) Litigation; Governmental Proceedings. There is no action, suit, proceeding, inquiry, arbitration, investigation, litigation or governmental proceeding pending or, to the Company’s knowledge, threatened against, or involving the Company which has not been disclosed in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, which if resolved adversely to the Company is reasonably likely to result in a Material Adverse Change.

(cc) Good Standing. The Company has been duly organized and is validly existing as a corporation and is in good standing under the laws of the State of Nevada as of the date hereof, and is duly qualified to do business and is in good standing in each other jurisdiction in which its ownership or lease of property or the conduct of business requires such qualification, except where the failure to qualify, singularly or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Change.

(dd) Insurance. The Company carries or is entitled to the benefits of insurance, with reputable insurers, in such amounts and covering such risks which the Company believes are adequate, including, but not limited to, directors and officers insurance coverage at least equal to $5,000,000. The Company has no reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(ee) Foreign Corrupt Practices Act. The Company or, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any other person acting on behalf of the Company, has not, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of the Company (or assist it in connection with any actual or proposed transaction) that (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Change, or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Company. The Company has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause the Company to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

(ff) Compliance with OFAC. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any other person acting on behalf of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not, directly or indirectly, use the proceeds of the Offering hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(gg) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(hh) Officers’ Certificate. Any certificate signed by any duly authorized officer of the Company and delivered to the Initial Purchaser or to the Initial Purchaser’s counsel shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.

(ii) Lock-Up Agreements. Schedule 2 hereto contains a complete and accurate list of the Company’s executive officers and directors as well as any stockholders deemed to be affiliates through their ownership of the Company’s Class B Common Stock or Class A Common Stock (collectively, the “Lock-Up Parties”). The Company has caused each of the Lock-Up Parties to deliver to the Initial Purchaser an executed Lock-Up Agreement, in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), prior to the execution of this Agreement.

(jj) Subsidiaries. Except as set forth in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, the Company has no direct or indirect subsidiaries.

(kk) Related Party Transactions. There are no business relationships or related party transactions involving the Company or any other person required to be described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum that have not been described as required.

(ll) Board of Directors. The Board of Directors of the Company is comprised of the persons set forth in the Company’s Annual Report on Form 10-K filed with the Commission on April 1, 2019 and incorporated by reference into the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum. The qualifications of the persons serving as board members and the overall composition of the board comply with the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company and the listing rules of the NASDAQ Capital Market. At least one member of the Audit Committee of the Board of Directors of the Company qualifies as an “audit committee financial expert,” as such term is defined under Regulation S-K and the listing rules of the NASDAQ Capital Market.

(mm) Sarbanes-Oxley Compliance.

(i) Disclosure Controls. The Company has developed and currently maintains disclosure controls and procedures that comply with Rule 13a-15 or 15d-15 under the Exchange Act Regulations, and such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s Exchange Act filings and other public disclosure documents.

(ii) Compliance. The Company is, or at the Time of Sale and on the Closing Date will be, in material compliance with the provisions of the Sarbanes-Oxley Act applicable to it, and has implemented or will implement such programs and taken reasonable steps to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all of the material provisions of the Sarbanes-Oxley Act.

(nn) Accounting Controls. The Company maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, the Company is not aware of any material weaknesses in its internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are known to the Company’s management and that have adversely affected or are reasonably likely to adversely affect the Company’ ability to record, process, summarize and report financial information; and (ii) any fraud known to the Company’s management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(oo) No Investment Company Status. The Company is not and, after giving effect to the Offering and the application of the proceeds thereof as described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, will not be, required to register as an “investment company,” as defined in the Investment Company Act of 1940, as amended.

(pp) No Labor Disputes. No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

(qq) Intellectual Property Rights. The Company owns or possesses or has valid rights to use all patents, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, trade secrets and similar rights (“Intellectual Property Rights”), if any, necessary for the conduct of the business of the Company as currently carried on and as described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum. To the knowledge of the Company, no action or use by the Company necessary for the conduct of its business as currently carried on and as described in the Preliminary Offering Memorandum and the Offering Memorandum will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property Rights of others. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, the Company has not received any notice alleging any such infringement, fee or conflict with asserted Intellectual Property Rights of others. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change (A) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property Rights owned by the Company; (B) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim, that would, individually or in the aggregate, together with any other claims in this Section 3(qq), reasonably be expected to result in a Material Adverse Change; (C) the Intellectual Property Rights owned by the Company and, to the knowledge of the Company, the Intellectual Property Rights licensed to the Company have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 3(qq), reasonably be expected to result in a Material Adverse Change; (D) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary rights of others, the Company has not received any written notice of such claim and the Company is unaware of any other facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 3 (rr), reasonably be expected to result in a Material Adverse Change; and (E) to the Company’s knowledge, no employee of the Company is in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company, or actions undertaken by the employee while employed with the Company and could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. To the Company’s knowledge, all material trade secrets developed by and belonging to the Company which have not been patented have been kept confidential. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum and are not described therein. The Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum contain in all material respects the same description of the matters set forth in the preceding sentence. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees, or otherwise in violation of the rights of any persons.

(rr) Taxes. The Company has filed all returns (as hereinafter defined) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof. The Company has paid all taxes (as hereinafter defined) shown as due on such returns that were filed and has paid all taxes imposed on or assessed against the Company. The provisions for taxes payable, if any, shown on the financial statements accompanying or incorporated by reference into the Offering Memorandum are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such financial statements. Except as disclosed in writing to the Initial Purchaser, (i) no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns or taxes asserted as due from the Company, and (ii) no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company. The term “taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term “returns” means all returns, declarations, reports, statements and other documents required to be filed in respect to taxes.

(ss) ERISA Compliance. The Company and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company or its “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company, any member of any group of organizations described in Sections 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates. No “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(tt) Compliance with Laws. The Company: (A) is and at all times has been in compliance with all statutes, rules or regulations applicable to the conduct of the Company’s business (collectively, the “Applicable Laws”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change; (B) has not received any warning letter, untitled letter or other correspondence or notice from any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (collectively, the “Authorizations”); (C) possesses all material Authorizations and such Authorizations are valid and in full force and effect and the Company is not in material violation of any term of any such Authorizations; (D) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any of the Company’s activities is in violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) has not received notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such governmental authority is considering such action; and (F) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

(uu) Real Property. Except as described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, the Company has good and marketable title in fee simple to, or has valid rights to lease or otherwise use, all items of real or personal property which are material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests, claims and defects that could not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and all of the leases and subleases material to the business of the Company, and under which the Company holds properties described in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum, are in full force and effect, and the Company has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease.

(vv) Contracts Affecting Capital. There are no transactions, arrangements or other relationships between and/or among the Company, any of its affiliates (as such term is defined in Rule 405 of the Securities Act Regulations) and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity, that could reasonably be expected to materially affect the Company’s liquidity or the availability of or requirements for its capital resources required to be described or incorporated by reference in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum which have not been described or incorporated by reference as required.

(ww) Loans to Directors or Officers. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members, except as disclosed in the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum.

(xx) Smaller Reporting Company. As of the Time of Sale, the Company was a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act Regulations.

(yy) Industry Data. The statistical and market-related data included in each of the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum are based on or derived from sources that the Company reasonably and in good faith believes are reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(zz) Emerging Growth Company. From the Time of Sale through the date hereof, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”).

(aaa) Margin Securities. The Company owns no “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of Offering will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the shares of Class B Common Stock to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

(bbb) NASDAQ Marketplace Rules. The Company is, and after giving effect to the Offering will be, in compliance in all material respects with all applicable corporate governance requirements set forth in the NASDAQ Marketplace Rules.

(ccc) NASDAQ Stockholder Approval Rules. No approval of the stockholders of the Company under the rules and regulations of NASDAQ (including Rule 5635 of the NASDAQ Marketplace Rules) is required to issue and deliver the Securities to the Initial Purchaser or the Underlying Securities upon the conversion thereof.

4. Further Agreements of the Company. The Company covenants and agrees with the Initial Purchaser that:

(a) Delivery of Copies. The Company will deliver to the Initial Purchaser as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Initial Purchaser may reasonably request.

(b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Initial Purchaser reasonably objects.

(c) Additional Written Communications. Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Initial Purchaser reasonably objects.

(d) Notice to the Initial Purchaser. The Company will advise the Initial Purchaser promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence or development of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e) Ongoing Compliance of the Offering Memorandum and Time of Sale Information. (1) If at any time prior to the completion of the initial offering of the Securities, (i) any event or development shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchaser thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchaser such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law and (2) if at any time prior to the Closing Date (i) any event or development shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchaser thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchaser such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.

(f) Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Initial Purchaser shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Clear Market. For a period of 90 days after the date of the offering of the Securities, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than pursuant to the Registration Rights Agreement), or publicly disclose the intention to make any offer, sale, pledge, disposition, submission or filing (except for registration statements on Form S-4 or Form S-8, the registration statement required pursuant to the Registration Rights Agreement and a registration statement on Form S-3 registering the sale by us of shares of Common Stock or other securities, provided we are not permitted to make any sales pursuant thereto until August 8, 2019, or a registration statement on Form S-3 registering (y) the resale by the purchasers of our Class B Common Stock in the Concurrent Common Stock Offering as described in the Time of Sale Information and the Offering Memorandum (the “Concurrent Common Stock Offering”) and (z) the resale of 540,358 shares of Common Stock issued or to be issued by the Company as consideration in connection with the Company’s purchase of AutoSport, Inc., as described in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions contained in this Section 4(g) shall not apply (i) the Securities to be sold hereunder and any Underlying Securities issued upon conversion thereof, (ii) the issuance by the Company of shares of capital stock of the Company upon the exercise of a stock option or warrant or the conversion or vesting of a security outstanding on the date hereof, (iii) the issuance by the Company of equity awards of the Company under any equity compensation plan of the Company, (iv) the issuance by the Company of shares of capital stock of the Company or securities convertible into, exchangeable for or that represent the right to receive shares of capital stock of the Company in connection with the acquisition by the Company of the securities, business, technology, property or other assets of another person or entity, (v) the entry into the purchase agreement related to the Concurrent Common Stock Offering, (vi) the sale of shares of capital stock of the Company to cover the payment of exercise prices or the payment of taxes associated with the exercise or vesting of equity awards under any equity compensation plan of the Company, (vii) the filing of a post-effective amendment to the Company’s registration statements on Form S-3 (Reg. Nos. 333-223425, 333-226514 and 333-228483) and Form S-8 (Reg. Nos. 333-219203, 333-223428 and 333-226440) with the Commission to maintain effectiveness of such registration statements and (viii) the filing of the registration statement required pursuant to the Registration Rights Agreement, provided that in each of (ii) and (iii) above, the underlying shares of capital stock of the Company shall be restricted from sale during the entire Lock-Up Period.

(h) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.

(i) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities and will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(j) Underlying Securities. The Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy all obligations to issue the Underlying Securities upon conversion of the Securities (assuming physical settlement and the maximum conversion rate under any “make-whole” adjustment applies). The Company will use its best efforts to cause the Underlying Securities to be listed on NASDAQ.

(k) Investment Company. The Company is familiar with the Investment Company Act and the rules and regulations thereunder, and will in the future conduct its affairs, in such a manner and will use its commercially reasonable best efforts to ensure that the Company will not be an “investment company” within the meaning of the Investment Company Act and the rules and regulations thereunder.

(l) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities, prospective purchasers of the Securities designated by such holders and securities analysts, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(m) DTC. The Company will assist the Initial Purchaser in arranging for the Securities to be eligible for clearance and settlement through DTC.

(n) No Resales by the Company. During the period from the Closing Date until one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(o) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(p) No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchaser, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(q) Right of Participation. The Company grants the Initial Purchaser the right of first refusal (“Right of Participation”) for a period of time commencing on the date of this Agreement and ending on February 8, 2021 to act as sole (or lead, in the Initial Purchase’s sole discretion) managing underwriter and bookrunner, placement agent and/or distribution agent, as the case may be, in any direct or indirect offer to sell, sale, contract to sell, grant of any option to sell or other disposal of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, in each case in any “at-the-market” or continuous equity transaction to the extent the Company is not contractually prohibited from undertaking such equity transaction. The Company shall provide written notice to the Initial Purchaser of the terms of such offering and if the Initial Purchaser fails to accept in writing any such proposal within ten (10) days after receipt of such written notice, then the Initial Purchaser will have no claim or right with respect to any such offering(s).

5. Certain Agreements of the Initial Purchaser. The Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Time of Sale Information or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by the Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Time of Sale Information or the Offering Memorandum.

6. Conditions of Initial Purchaser’s Obligations. The obligation of the Initial Purchaser to purchase the Securities on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b) No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) under the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any such securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(c) No Material Adverse Change. No event or condition of a type described in Section 3(p) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Initial Purchaser makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(d) Officer's Certificate. The Initial Purchaser shall have received on and as of the Closing Date, a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Initial Purchaser (i) confirming that such officers have carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the knowledge of such officers, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to such Closing Date and (iii) to the effect set forth in paragraphs (b) and (c) above.

(e) Comfort Letters. (i) On the date of this Agreement and on the Closing Date, Scharf Pera & Co., PLCC shall have furnished to the Initial Purchaser, at the request of the Company, a letter, dated the respective dates of delivery thereof and addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, containing statements and information of the type customarily included in accountants’ “comfort letters” to Initial Purchaser with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum; provided, that the letters delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to such Closing Date.

(f) Opinion and 10b-5 Statement of Counsel for the Company. At the request of the Company, (i) Snell & Wilmer L.L.P., Nevada counsel for the Company, shall have furnished to the Initial Purchaser their written opinion, dated the Closing Date, and addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, and (ii) Akerman LLP, counsel for the Company, shall have furnished to the Initial Purchaser their written opinion (which written opinion shall include a 10b-5 opinion), dated the Closing Date and addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser.

(g) Opinion and 10b-5 Statement of Counsel for the Initial Purchaser. The Initial Purchaser shall have received on and as of the Closing Date, a 10b-5 statement of McGuireWoods LLP, counsel for the Initial Purchaser, with respect to such matters as the Initial Purchaser may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(h) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(i) Good Standing. The Initial Purchaser shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Initial Purchaser may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(j) Exchange Listing. An application for the listing of the Underlying Securities shall have been submitted to NASDAQ.

(k) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the persons and entities listed on Schedule 2 hereto relating to sales and certain other dispositions of shares of Class A Common Stock, Class B Common Stock or certain other securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date.

(l) Registration Rights Agreement. The Registration Rights Agreement, substantially in the form of Exhibit B hereto, between the Company and the Initial Purchaser, shall have been duly executed and delivered by the Company.

(m) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(n) Additional Documents. On or prior to the Closing Date, the Company shall have furnished to the Initial Purchaser such further certificates and documents as the Initial Purchaser may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchaser. The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred) that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the Initial Purchaser Information.

(b) Indemnification of the Company. Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information (including any of the other Time of Sale Information that has subsequently been amended), any Issuer Written Communication, any road show or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the following information in the Offering Memorandum furnished on behalf of the Initial Purchaser: the information contained in the second paragraph and the third and fourth sentences of the third paragraph in the subsection “New Issue of Notes” and the first sentence of the first paragraph in the subsection “Price Stabilization and Short Positions; Purchase of Class B Common Stock” under the caption “Plan of Distribution.”

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for the Initial Purchaser, its affiliates, directors and officers and any control persons of the Initial Purchaser shall be designated in writing by the Initial Purchaser and any such separate firm for the Company, its directors, its officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) or (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchaser in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Initial Purchaser, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata any method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall the Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by the Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

8. Effectiveness of Agreement. This Agreement shall become effective as of the date first written above.

9. Termination. This Agreement may be terminated in the absolute discretion of the Initial Purchaser, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by any of NYSE or The NASDAQ Stock Market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Initial Purchaser, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

10. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including any amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company's counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Initial Purchaser may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchaser); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; (x) all expenses and application fees related to the listing of the Underlying Securities on Nasdaq; and (xi) up to a maximum of $150,000 for all out-of-pocket costs and expenses (including the fees and expenses of its counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement and the offering contemplated hereby.

(b) If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchaser or (iii) the Initial Purchaser decline to purchase the Securities for any reason permitted under this Agreement, the Company shall reimburse the Initial Purchaser up to a maximum of $150,000 for all out-of-pocket costs and expenses (including the fees and expenses of its counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement and the offering contemplated hereby.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of the Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchaser contained in this Agreement or made by or on behalf of the Company or the Initial Purchaser pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchaser.

13. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

14. Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act, the Initial Purchaser is required to obtain, verify and record information that identifies their clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Initial Purchaser to properly identify its clients.

15. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.
If to the Initial Purchaser:

JMP Securities LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111

with a copy (which shall not constitute notice) to:

McGuireWoods LLP
1251 Avenue of the Americas, 20th Floor
New York, New York 10020
Attention: Stephen E. Older, Esq.
Email: solder@mcguirewoods.com
Fax: (212) 715-2307

If to the Company:

RumbleOn, Inc.
1350 Lakeshore Drive, Suite 160
Coppell, Texas 75019
Attention: Marshall Chesrown, Chairman and Chief Executive Officer
                 Steven R. Berrard, Chief Financial Officer
Fax No: 704-980-0038

with a copy (which shall not constitute notice) to:

Akerman LLP
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, FL 33301
Attention: Michael Francis, Esq. and Christina Russo, Esq.
Email: michael.francis@akerman.com and christina.russo@akerman.com
Fax No: (954) 463-2224

(b) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c) Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

(d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature page follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

RUMBLEON, INC.

By:	/s/ Steven R. Berrard
Steven R. Berrard
Chief Financial Officer

Accepted: As of the date first written above:

JMP SECURITIES LLC

By:	/s/ Forrest Koenig
Forrest Koenig
Managing Director

Schedule 1

Initial Purchaser
Aggregate Principal Amount

JMP Securities LLC                                                                                       $30,000,000

Total:
$30,000,000

Schedule 2

Parties Signing Lock-Up Agreements

1.
Marshall Chesrown
2.
Steven R. Berrard
3.
Denmar Dixon
4.
Kartik Kakarala
5.
Kevin Westfall
6.
Richard A. Gray
7.
Joseph Reece
8.
Halcyon Consulting, LLC
9.
Berrard Holdings Limited Partnership
10.
Blue Flame Capital, LLC

Annex A

Time of Sale Information

Term sheet containing the terms of the Securities, substantially in the form of Annex B.

Annex B

PRICING TERM SHEET	STRICTLY CONFIDENTIAL
DATED May 9, 2019

RUMBLEON, INC.

$30,000,000

6.75% CONVERTIBLE SENIOR NOTES DUE 2024

The information in this pricing term sheet supplements RumbleOn, Inc.’s preliminary offering memorandum, dated May 9, 2019 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein. References to “we,” “our” and “us” refer to RumbleOn, Inc. and not to its subsidiaries. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	RumbleOn, Inc.
Ticker/Exchange for Our Class B Common Stock:	“RMBL”/The NASDAQ Capital Market (“Nasdaq”)
Securities:	6.75% Convertible Senior Notes due 2024 (the “notes”)
Aggregate Principal Amount of Notes Offered:	$30,000,000. The initial purchaser will not have an option to purchase additional notes.
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Ranking:	Senior unsecured
Issue Price	100% of principal, plus accrued interest, if any, from May 14, 2019 if settlement occurs after that date
Maturity:	May 1, 2024, unless earlier converted, redeemed or repurchased
Interest and Interest Payment Dates:	6.75% per year
Interest will accrue from May 14, 2019 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2019
Regular Record Dates:	April 15 and October 15 of each year, immediately preceding the May 1 and November 1 interest payment date, as the case may be
Initial Conversion Rate:	173.9130 shares of Class B Common Stock per $1,000 principal amount of the notes, subject to adjustment
Initial Conversion Price:	Approximately $5.75 per share of Class B Common Stock, subject to adjustment
Conversion Premium:	15% above the sale price of our Class B Common Stock in the concurrent Common Stock Offering on May 9, 2019.

Optional Redemption:
We may not redeem the notes prior to May 6, 2022. We may redeem for cash all or any portion of the notes, at our option, on or after May 6, 2022 if the last reported sale price of our Class B Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Fundamental Change:
If we undergo a “fundamental change” (as defined in the Preliminary Offering Memorandum under the heading “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or any portion of their notes in principal amounts of $1,000 or an integral multiple thereof, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in the Preliminary Offering Memorandum.

Interest Make-Whole Payment upon Certain Conversions:
On or after the date that is one year after the last date of original issuance of the notes offered by the Preliminary Offering Memorandum, we will make an interest make-whole payment (an “interest make-whole payment”) to a converting holder (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is two years after the conversion date and (ii) June 15, 2022 if the notes had not been so converted. The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%.
We may pay any interest make-whole payment either in cash or in shares of our Class B Common Stock, at our election. If we elect, or are deemed to have elected, to pay any interest make-whole payment by delivering shares of our Class B Common Stock, the number of shares of Class B Common Stock a converting holder of notes will receive will be equal to the amount of the interest make-whole payment due divided by the greater of (A) the product of (x) 95.0% and (y) the simple average of the daily VWAP of our Class B Common Stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date and (B) the conversion price (rounded to the nearest ten-thousandth) on the applicable conversion date. If we elect to pay any interest make-whole payment in cash we will pay cash in an amount equal to the interest make-whole payment.
Notwithstanding the foregoing, (x) if we elect or are deemed to have elected to pay any interest make-whole payment in shares of our Class B Common Stock, the number of shares of our Class B Common Stock we may deliver in connection with a conversion of the notes, including those delivered in connection with an interest make-whole payment, will not exceed 197.0440 shares of Class B Common Stock per $1,000 principal amount of notes, subject to adjustment at the same time and in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum and (y) if we elect to pay any interest make-whole payment in cash, the amount of cash we may deliver in connection with an interest make-whole payment will not exceed $117.39 per $1,000 principal amount of notes.

Concurrent Common Stock Offering:
Concurrently with the offering of notes, we are selling, in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), 1,900,000 shares of our Class B Common Stock, at a price per share equal to $5.00, in the Concurrent Common Stock Offering. The net proceeds of the Concurrent Common Stock Offering, less commissions to the placement agent and estimated expenses payable by us, are expected to be approximately $8.8 million. The offering of notes is not contingent upon the Concurrent Common Stock Offering and the Concurrent Common Stock Offering is not contingent upon the offering of notes.

Use of Proceeds:
We estimate that the net proceeds from this offering will be approximately $27.6 million, after deducting the initial purchaser’s discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $11.1 million of the net proceeds from this offering and the Concurrent Common Stock Offering to refinance certain outstanding restrictive indebtedness and the remainder for other general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising, and capital expenditures necessary to grow the business. Pending these uses, we may invest the net proceeds in short-term interest-bearing investment grade instruments.
See “Use of Proceeds” in the Preliminary Offering Memorandum.

Sole Book-Running Manager:	JMP Securities LLC
Pricing Date:	May 9, 2019
Trade Date:	May 10, 2019
Expected Settlement Date:	May 14, 2019
Listing:	None
CUSIP Number (144A):	781386 AA5
ISIN (144A):	US781386AA56
Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption:
If the effective date of a make-whole fundamental change occurs prior to the maturity date of the notes or we give a notice of redemption with respect to any or all of the notes and, in each case, a holder elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as applicable, the following table sets forth the number of additional shares of Class B Common Stock by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$5.075	$5.75	$6.00	$7.00	$8.00	$9.00	$10.00	$11.00	$12.00
May 14, 2019	23.1310	20.0000	18.7500	15.8857	13.1250	8.8889	4.5000	2.1818	0.0000
May 1, 2020	23.1310	19.5000	18.2813	15.4886	12.7969	8.6667	4.3875	2.1273	0.0000
May 1, 2021	23.1310	18.8000	17.6250	14.9326	12.3375	8.3556	4.2300	2.0509	0.0000
May 1, 2022	23.1310	18.0000	16.8750	14.2971	11.8125	8.0000	4.0500	1.9636	0.0000
May 1, 2023	23.1310	17.5000	16.4063	13.9000	11.4844	7.7778	3.9375	1.9091	0.0000
May 1, 2024	23.1310	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

●
If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

●
If the stock price is greater than $12.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

●
If the stock price is less than $5.075 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 197.0440 shares of Class B Common Stock, subject to adjustment in the same manner as the conversion rate set forth in the Preliminary Offering Memorandum under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The notes and any shares of Class B Common Stock issuable upon conversion of the notes have not been and will not be registered under the U.S. Securities Act, or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchaser is initially offering the notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes and any shares of Class B Common Stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Exhibit A

Form of Lock-Up Agreement

May
, 2019

JMP Securities LLC
383 Madison Avenue
New York, New York 10179

Re:
RumbleOn, Inc.
Ladies and Gentlemen:
The undersigned understands that JMP Securities LLC (hereinafter referred to as the “Initial Purchaser”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with RumbleOn, Inc., a Nevada corporation (the “Company”), providing for the issuance and sale by the Company (the “Offering”) to the Initial Purchaser of up to $30,000,000 principal amount of the Company’s 6.75% Convertible Senior Notes due 2024 (the “Securities”).

To induce the Initial Purchaser to continue its efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Initial Purchaser, the undersigned will not, during the period commencing on the date hereof and ending ninety (90) days after the date of the final offering memorandum (the “Offering Memorandum”) relating to the Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, whether any such transaction is to be settled by delivery of shares of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Securities without the prior written consent of the Initial Purchaser in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; (d) if the undersigned, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be, or (e) the sales of shares of capital stock of the Company to cover the payment of the exercise prices or the payment of taxes associated with the exercise or vesting of equity awards under any equity compensation plan of the Company; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Initial Purchaser a lock-up agreement substantially in the form of this lock-up agreement and (iii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made, except for a Form 5. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with this lock-up agreement.

If the undersigned is an officer or director of the Company, (i) the undersigned agrees that the foregoing restrictions shall be equally applicable to any issuer-directed or “friends and family” Securities that the undersigned may purchase in the Offering; (ii) the Initial Purchaser agrees that, at least three (3) Business Days (as that term is defined in the Purchaser Agreement) before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Lock-Up Securities, the Initial Purchaser will notify the Company of the impending release or waiver; and (iii) the Company has agreed in the Purchase Agreement to announce the impending release or waiver by press release through a major news service at least two (2) Business Days before the effective date of the release or waiver. Any release or waiver granted by the Initial Purchaser hereunder to any such officer or director shall only be effective two (2) Business Days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer of Lock-Up Securities not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this lock-up agreement to the extent and for the duration that such terms remain in effect at the time of such transfer.

No provision in this agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by the undersigned of any securities exercisable or exchangeable for or convertible into shares of capital stock of the Company, as applicable; provided that the undersigned does not transfer the shares acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this lock-up agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period).

The undersigned understands that the Company and the Initial Purchaser are relying upon this lock-up agreement in proceeding toward consummation of the Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representative, successors and assigns.

The undersigned understands that, if the Purchase Agreement is not executed by May 30, 2019, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, then this lock-up agreement shall be void and of no further force or effect.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchaser.

[Signature page follows]

Very truly yours,

Very truly yours,

__________________________________________
(Name - Please Print)

__________________________________________
(Signature)

__________________________________________
(Name of Signatory, in the case of entities - Please Print)

__________________________________________
(Title of Signatory, in the case of entities - Please Print)

Address: __________________________________________
              __________________________________________
              __________________________________________

 Exhibit B

Form of Registration Rights Agreement

  (See Exhibit 4.3)